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                                                                   EXHIBIT 10.23

                                LICENSE AGREEMENT

      Made as of January 1, 1997, by and between

RICK L. CHAPMAN,

a sole proprietorship, with its principal place of business at 2159 Palma Drive, Suite C, Ventura, California 93003 (hereinafter referred to as "EFCO")

                                       and

ALLERGY FREE LP,

a Texas Limited Partnership, represented by its general partner, Allergy Free II, Inc., a company duly organized and existing under the laws of Delaware, United States of America, with its principal place of business at 1502 Pine Drive, Dickinson, Texas 77539 (hereinafter referred to as "AF").

                                 WITNEESETH THAT

      WHEREAS EFCO has developed through its research novel designs for air filtration systems, as well as the manufacturing processes to produce the Products (as defined in this Agreement);

      WHEREAS EFCO has submitted or is prepared to submit applications for patents for claims covering some or all of the Products in the United States of America, as set forth on Appendix B;

      WHEREAS AF, after having evaluated the Products through information received from EFCO under a confidentiality agreement, desires to obtain a license from EFCO to manufacture the Products and to use and sell the Products in the Territory under the terms and conditions set forth hereunder, and EFCO is willing to grant to AF such a license;

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

As used in this Agreement, each term listed below shall, unless the context clearly indicates otherwise, have the meaning which is given after it:

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1.1   Affiliates

      Any corporation, firm, partnership, or other entity which, directly or indirectly, owns, is owned by, or is under common ownership or control with a specified party to the extent of more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity or otherwise control such entity.

1.2   Applications

      Based upon the marketing channels through which a product is sold or the design of the product, the place of intended use being either Residential, Commercial or Institutional (as defined herein).

1.3   Commercial

      Intended use in all other than Residential or Institutional.

1.4   Effective Date

      Shall mean the date on the first page of this Agreement on which date this Agreement becomes effective.

1.5   Field

      The use of a product in filtration of air for the removal of particulates and/or odors.

1.6   Improvements

      Modifications to the Products which improve the Product, add features or modify the specifications.

1.7   Including

      The term "including" wherever used herein shall mean "including without limitation."

1.8   Institutional

      Intended use in hospitals, clinics, nursing homes, long-term care facilities and other establishments which offer care to individuals of a medical nature.

1.9   Know-How

      All data and information regarding the Products, including Confidential Information, which are developed by, or which is or becomes available to or under the control of, EFCO during the term of this Agreement with respect to the design, manufacture, use, and sale of the Products, including, but not limited to, sources of supply for materials used in the Products, the physical properties of the Products and testing

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      reports which are necessary or useful for AF and its Affiliates to manufacture, use and sell the Products in the Territory.

1.10  Licensed Patents

      All patents and patent applications (effective when a patent issues for such application) which are necessary or useful for the manufacture of the Products worldwide or the use or sale of the Products in the Territory, owned, or controlled by EFCO during the term of this Agreement including, but not limited to, patents and patent applications listed in Appendix B attached hereto and any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, or divisions of or to any of the aforesaid patents or patent applications.

1.11  Marketing Year

      The 12 calendar month period immediately following the date of first shipment of the Products by AF, directly or indirectly, in the Territory to another party for sale rather than evaluation.

1.12  Net Sales

      The invoiced sales price to a customer by AF or any of its Affiliates in respect of sales of the Products less: (a) any taxes or impositions which may be applied directly on sales of the Product and applicable to individual sales, (b) returned goods credits not exceeding the original invoice amount, (c) any discounts, in amounts customary in the trade, for quantity purchases or cash or prompt payment, (d) retroactive price reductions, (e) commissions paid to distributors (but excluding sales commissions to AF employees), and (f) freight charges, handling and insurance related to shipping, in amounts customary in the trade. A Product shall be deemed sold at the time AF or its Affiliates ship such Product, whichever event occurs later, provided that sales between AF and its Affiliates shall be disregarded.

1.13  Products

      The air filtration systems (i) which are covered by a claim of the Licensed Patents ("Patented Products"), (ii) which are within the specifications listed in Appendix. A hereto, regardless of whether it is covered by a claim of a Licensed Patent, (iii) any Improvements to such Products and (iv) any products added pursuant to Article 6 of this Agreement.

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1.14  Residential

      Intended use in private residences or homes of individuals, as single-family homes, multiple-family domiciles or apartment/condominium residences included.

1.15  Territory

      The countries of (a) United States of America and its territories and possessions, and (b) Canada.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES

2.1 As an inducement to the execution and delivery of this Agreement, EFCO hereby makes the following representations and warranties to AF, each of which is true and correct in all material respects as of the Effective
      Date: (i) EFCO is the sole owner of the entire right, title, and interest in and to the Licensed Patents, the Know-How, and the Products; (ii) EFCO has the full right, power, and authority, without the approval, or in conflict with the rights, of any third party, to enter into this Agreement and to perform its obligations hereunder; (iii) there are no patents, trade secrets or other proprietary rights of others that to EFCO's best knowledge would be infringed or violated by the making, using, or selling of the Products in the Territory; (iv) there are no adverse actions, suits, or claims pending or threatened against EFCO or any of its Affiliates in any court of, by, or before any governmental body or agency with respect to the Licensed Patents, the Products, and/or the Know-How; and (v) no other person or organization presently has any option or license with respect to the manufacture, use or sale of the Products or is presently authorized to use the Licensed Patents or Know-How, in the Territory.

      In the event of a breach by EFCO of any of the foregoing representations and warranties, EFCO shall indemnify and hold harmless AF and each of its Affiliates from all losses, liabilities, damages, judgments, awards, costs (including reasonable attorneys' fees and expenses) incurred by AF or its Affiliates as a result of such breach.

2.2 As an inducement to the execution and delivery of this Agreement, AF hereby makes the following representations and warranties to EFCO, each of which is true and correct in all material respects as of the Effective
      Date: (i) AF has the full right, power, authority, and approvals to enter into this Agreement and to perform its obligations hereunder; (ii) AF warrants that it has experience both in the practice of manufacturing, marketing, and selling similar products in the Territory.

      In the event of a breach by AF of Article 2.2(i), AF shall indemnify and hold harmless EFCO and each of its Affiliates from all losses, liabilities, damages, judgments, awards.

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      costs (including reasonable attorneys' fees and expenses) incurred by EFCO or its Affiliates as a result of such breach.

ARTICLE 3: GRANT OF LICENSES

3.1 EFCO hereby grants to AF and AF hereby accepts from EFCO (i) an exclusive license to manufacture, use and sell the Products in the Territory and to use the Licensed Patents and Know-How in connection with the manufacture, use and sale of the Products in the Territory and (ii) to manufacture the Products, including use of the Know-How, on a non-exclusive basis worldwide other than the Territory.

3.2 AF shall not have the right to grant sub-licenses, except to its Affiliates, as required to fulfill the purposes of this Agreement, without the prior written consent of EFCO, which consent shall not be subject to any commercial or other standards of reasonableness.

3.3 AF hereby undertakes that it shall not, directly or through one of its Affiliates or any third party, export the Product to countries outside the Territory and will use reasonable efforts to discourage such export by third parties to the extent not prevented by any applicable law.

ARTICLE 4: ADVANCE PAYMENTS

4.1 In consideration of the granting of the licenses set forth in Article 3.1 hereof, AF agrees to make to EFCO a monthly advance payment as follows:

            US $5,000 (five thousand dollars) per month

4.2 The advance payments shall be paid monthly by AF commencing on March 1, 1996, and ending on the earlier of (i) the date upon which EFCO delivers any Product which AF accepts and determines that it can immediately ship and invoice on a commercial basis in the Territory (provided that any delay is not due solely to AF's delay in evaluation of the delivered Products) or (ii) April 15, 1997.

4.3 If the event in 4.2(i) does not occur within thirty (30) days after notice by AF after April 15, 1997, AF may immediately terminate this Agreement, but shall retain a paid up license for a ten (10) year term from such date for the rights in Article 3, but all licenses shall be non-exclusive.

4.4 The advance payments paid by AF to EFCO shall be creditable against future royalty payments by AF to EFCO pursuant to Article 5 hereunder.

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ARTICLE 5: ROYALTIES

5.1   Ongoing Royalties

      5.1.1 In further consideration of the granting of the licenses set forth in Article 3.1 hereof, AF shall pay to EFCO during the applicable period specified in Article 5.1.2 during the term of this Agreement for all Products, a royalty of three and twenty- five one hundredths percent (3.25%) of Net Sales.

      5.1.2 The royalties set forth under Article 5.1.1 shall be paid by AF for the following periods:

            (a) For Patented Products, until expiration or invalidation of the last remaining of the Licensed Patents as applies to such Patented Products,or until the expiration or termination of this Agreement, whichever is earlier.

            (b) For those Products which are not Patented Products, for a period of five (5) years from the first date of sale of each such Product; provided, at the end of such five (5) year period, the Parties hereby agree to negotiate in good faith to determine whether to extend the period for payment of the royalties based on a then-current market and profitability review for each such Product.

5.2   Report - Payment of Royalties

      AF shall provide EFCO within thirty (30) days after the end of each calendar month, with a report stating the volume of each Product sold in units and value and deductions therefrom in units and value in computing Net Sales pursuant to Article 1.12 the amount of royalties accrued, and credits against such royalties based on any adjustments to royalties accrued in prior periods. Along with this report AF shall pay via check the due amount of royalties to EFCO. All payments herewith shall be made in U.S. dollars. In the event that Net Sales are effected in another currency than U.S. dollars, then the royalties to be paid shall be converted to U.S. dollars using the exchange rate published by The Wall Street Journal on the last business day of the month in which the Net Sales occurred.

5.3   Records

      AF shall keep accurate books and records, as in the normal course of business in the Territory, identifying sales in units and values, Net Sales, units of Product distributed free of charge, units and values of Product returned, credits applied to returned units and amounts payable to AF hereunder. AF shall maintain such books and records for three (3) years or in accordance with prevailing AF operating

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      procedures, or until any relevant dispute has been resolved, whichever is longer. Upon EFCO's request, and at EFCO's expense, AF shall permit an independent certified public accountant, to whom AF has no reasonable objections, to examine such books and records on behalf of EFCO upon reasonable notice and during regular business hours. Such accountant shall not disclose to EFCO or to any other party any information except such which should properly be contained in a royalty report required under
      Article 5.2 of this Agreement. Such examination shall be permitted not more than once per calendar year or 12-month period and not later than one
      (1) year following the submission of each royalty report by AF to EFCO.

5.4   Maintenance of Exclusivity

      In order for AF to maintain its exclusive license under Section 3.1(i) to the Patented Products, the following minimum annual sales targets must be met by AF:

      (a) First Marketing Year of Net Sales of Products must be equal to or greater than $1,000,000.

      (b) All subsequent Marketing Years of Net Sales of Products must be at least $3,500,000.

      If total Net Sales of Products for any Marketing Year falls below the targets specified in 5.4 (a) or (b) above, applying any excess amounts in prior periods to shortfalls in subsequent periods, upon notice by EFCO, AF's license under Section 3.1(i) to the Patented Products shall become nonexclusive and EFCO may grant a license to the Patented Products to third parties; provided, however, that AF shall retain its license rights, subject to the payment of royalties to EFCO, as described in this Agreement, but on a nonexclusive basis, but shall no longer be obligated under Articles 6 or 7.

ARTICLE 6: PRODUCT DEVELOPMENT

6.1 The Parties hereby agree to cooperate with one another and to communicate regularly regarding the status of any Product Development activity. Such communication should occur at minimum on a monthly basis.

6.2 The Parties agree to consider all aspects of Products specifications ideas, including proposed changes or Improvements, suggested by either Party, as must be considered to develop marketable and profitable Products.

6.3 AF shall have the right to review and analyze any new designs or concepts in the Field generated by EFCO, of which EFCO agrees to promptly notify to AF, or generated by AF, to determine if AF desires to extend this Agreement to those concepts or designs. It is both understood and accepted by

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      the Parties that any development work or activity to be conducted by EFCO on behalf of AF, but without further advances or development payments, shall be limited to those product designs identified by AF in writing, which are of interest to AF. EFCO shall promptly thereafter commence such development. AF shall have sole discretion in the identification of such product designs and shall have no obligation to EFCO for product design ideas in which AF has not indicated, in writing, its interest.

6.4 Any such product design in which AF shall indicate an interest shall be incorporated into this Agreement, by a mutually acceptable exhibit to Appendix A or B and shall be included thereafter as a Product subject to the same terms and conditions described herein.

6.5   EFCO agrees to deliver to AF all Know-How promptly after development.

ARTICLE 7: EXCHANGE OF INFORMATION - IMPROVEMENTS

7.1 In the event either party develops or obtains during the term of this Agreement rights to any Improvement in the Field relating to the Products, it shall promptly disclose such Improvement to the other party, to the extent that it has the right to disclose such Improvement. During the term of this Agreement, AF's license in Section 3.1 shall include such Improvement made by EFCO without payment of additional royalties and AF agrees to grant EFCO a non-exclusive license, to use in the Field outside the Territory any such Improvement made by AF, subject to payment to AF by EFCO of royalties on the same basis as under Articles 5.1-5.3.

7.2 If such Improvements are in whole or in part the property of a third party, each party shall use its diligent efforts to secure licenses to be made available to the other party by such third party, subject to payment of any required royalties by the other party to the third party.

7.3 In the event either party undertakes to develop or obtain during the term of this Agreement any Improvement relating to the Product but outside the Field, both parties agree to meet and consider the feasibility of working together to commercialize such Improvement.

ARTICLE 8: MARKETING OF PRODUCT

8.1   Marketing

      AF shall undertake to launch in the Territory each of the Products within one (1) month following availability of suitable quantities of that Product. AF shall promptly inform EFCO by telex or telefax of the date of first commercial sale. AF shall use reasonable efforts to promote and develop the sales of the Products in the Territory during

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      the term of this Agreement. AF shall undertake to develop and maintain staff sufficient for the purpose of the launching, promoting, and selling of the Product as required by this Agreement.

8.2   Marketing Plan

      At a reasonable time and in no event later than one (1) month before the launch of any of the Products, AF shall provide EFCO with its marketing plan for such country. Thereafter, AF shall regularly provide EFCO with its annual marketing plan as soon as possible, but not later than at the end of each October of the previous calendar year until termination or expiration of this Agreement. EFCO shall be entitled to comment on the marketing plan and suggest reasonable modifications thereof, which AF shall take into due consideration.

ARTICLE 9: PRODUCT LIABILITY - INDEMNIFICATION

9.1 Each party shall notify the other if it becomes aware of any claim, action, suit, less, liability, cost or expense alleged to be caused by or resulting from the manufacture, sale or use of the Products in the Territory (other than those relating to infringement of intellectual property under Article 10). EFCO and AF shall cooperate in the defense of any such claim or suit, and each party may, at its expense, and provided the respective insurance carriers permit, have counsel of its choice present at proceedings or present at any settlement discussions relating to any such claims regardless of whether such party is named in such proceeding.

9.2   Except as provided in the second sentence of this Article 9.2 and under
      Article 10, AF shall indemnify and hold EFCO and its Affiliates free and harmless from any loss, damage, claim, suit, cost, or expense (including reasonable attorneys' fees) arising from the storage, promotion, marketing, distribution, use, or sale of the Products in the Territory. EFCO shall indemnify and hold AF and its Affiliates free and harmless from any loss, damage, claim, suit, cost, or expense (including reasonable attorneys' fees) related to the sale or use of the Products by ultimate consumers deriving from EFCO's breach of its warranties in Article 2.

9.3 Except as otherwise mentioned in this Agreement, EFCO gives no other warranty, express or implied, of merchantability, capability, safety, or fitness for a particular purpose with respect to the Products. No oral or written representation by or on behalf of EFCO shall be interpreted to contain any such warranty. Neither AF nor EFCO shall be liable to the other for incidental or consequential damages arising out of or in any way related to this Agreement.

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ARTICLE 10: PATENT AND TRADEMARK RIGHTS

10.1  Prosecution

      During the entire term of this Agreement EFCO shall, at its own cost, apply for patents in the Territory for any patentable ideas contained in the Products, including those listed on Attachment B, and maintain the registration of the Licensed Patents in the Territory under the relevant law. Attachment B shall be amended periodically to add filed patent applications and issued patents relating to patentable ideas in the Products (and any Improvements). EFCO shall keep AF currently advised of all steps taken or to be taken in prosecution and maintenance of the Licensed Patents. AF shall have the sole right and ownership of any trademarks used by AF for sale of the Products and any intellectual property rights, including any patents which may issue, relating to Improvements developed by AF.

10.2  Infringement by Third Parties

      EFCO and AF shall promptly notify each other of any infringement of the Licensed Patents and/or unauthorized use of the Know-How by third parties which may come to their attention. EFCO shall promptly undertake reasonable efforts to obtain discontinuance of the aforesaid infringement or unauthorized use and, if not successful, EFCO may, at its option bring suit against such infringer or unauthorized user, at its own expense, recovering all damages arising from such infringement.

      If EFCO fails to obtain a discontinuance of said infringement or unauthorized use within a reasonable amount of time and/or elects not to bring suit against such third party, EFCO shall promptly notify AF in writing of its election, and of the circumstance of such infringement or unauthorized use. In such event AF shall have the right, but not the obligation, to take any and all action, at its own cost and expense, to obtain a discontinuance of the alleged infringement or unauthorized use and/or to bring suit against such third party. AF shall be entitled to retain any amounts recovered in a suit brought by it. EFCO shall execute such legal papers in connection with the foregoing as may be reasonably requested by AF.

10.3  Adverse Patents

      Except as provided in Article 2.1, EFCO does not warrant that the import, manufacture, use, and/or sale Of the Products hereunder will not infringe any patents or other intellectual property rights held by a third party.

      EFCO hereby agrees to defend, indemnify, and hold harmless AF, its Affiliates, manufacturers, dealers and customers from and against any and all losses, costs, expenses, damages and liabilities, including attorneys' fees by such parties as a result of any alleged infringement of any patent, design, trademark, copyright or any intellectual property right of any third party in the Territory as a result of the

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      manufacture, sale, or use of the Products or the License and Patents pursuant to this Agreement; provided, that AF shall promptly notify EFCO if AF becomes aware of any claim, threat or suit and that AF provides reasonable assistance, at EFCO's cost, to assist EFCO in the defense of such lawsuit or action. AF shall have the right to participate in such defense with its own counsel at its own cost. EFCO shall not settle any lawsuit or action without AF's prior written consent, if such settlement would affect AF's rights under this Agreement or require payment of any payments or royalty by AF. EFCO shall have no obligation to indemnify AF pursuant to this Article 10.3 resulting from any modification of the Product made solely by AF without the participation of EFCO or use of AF's own trademarks for the sale of the Products. EFCO's liability to AF (and the other indemnified parties) under this Article 10.3 shall be limited to the amount of any royalties or advances paid by AF to EFCO under this Agreement. In the event that any such infringement should be found to exist or, in EFCO's opinion is likely to exist, EFCO shall have the right either (i) to procure, at EFCO's expense; a license sufficient to allow AF to continue its activities licensed under this Agreement or (ii) to make such modifications to the Product to eliminate any such infringement, so long as any such modifications do not materially change the specifications or functionality of such Products .

      AF shall also have the right to deduct from the Royalties due to EFCO under Article 5 for Net Sales the amount of royalties (or other damages not indemnified by EFCO because of any limits or liability) which AF may be required, by a court judgment or pursuant to a settlement agreement entered into, with EFCO's consent, with third parties owning or controlling a patent containing claims infringed by the Licensed Patents or the manufacture, use or sale of the Product, to pay to third parties in order to manufacture, use or sell the Product in the Territory.

ARTICLE 11: CONFIDENTIALITY

11.1 For the purpose of this Agreement, the term "Confidential Information" shall mean information which is confidential to a party and which is disclosed by either party to the other during the term of this Agreement in tangible form, clearly marked "confidential," or if disclosed otherwise, summarized or described in writing and clearly marked as above.

11.2 Each party undertakes to maintain in strict confidence and secret and not to disclose to others the Confidential Information it receives from the other party (the disclosing party), except insofar as it may be necessary in carrying out the purpose of this Agreement and to bind its employees, consultants, contractors and its Affiliates with a like obligation of confidentiality.

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11.3  This obligation of confidentiality shall be maintained for ten (10) years after expiration or termination of this Agreement. It shall not apply to information (i) which is part of the, public domain at the time of the disclosure, or (ii) which will be published or otherwise known after the disclosure through no fault of the receiving party or its Affiliates, or
      (iii) that the receiving party or its Affiliates already knew through no breach of a nondisclosure obligation to the disclosing party, or (iv) that the receiving party or its Affiliates receive from a third party not in breach of an obligation of confidentiality to the disclosing party, or (v) which must be disclosed by a party hereto to a third party in order to carry out a Development Study (provided that such party signs an agreement obligating that party to maintain such information as confidential to the same extent as such party hereunder) , or (vi) which is disclosed pursuant to an order or requirement of any country, administrative agency, or other governmental body, provided prior notice is given to the other party of such disclosure.

ARTICLE 12: TERM AND TERMINATION

12.1  Term

      This Agreement shall become effective on the Effective Date and shall remain in force for each country of the Territory for a term that shall be the longer of (i) the life of the Licensed Patents in force in that country or (ii) ten (10) years starting from the date of the first commercial sale of Product in such country. Thereafter, this Agreement shall be automatically extended for additional periods of one (1) year each, unless either party notifies the other party in writing of its intention to terminate this Agreement at least twelve (12) months prior to the date of the first expiration period of the Agreement and six (6) months prior to the date of any subsequent expiration periods of the Agreement.

12.2  Termination

      12.2.1 In the event that either party materially breaches any warranty or other provision of this Agreement, the other party shall have the right, without prejudice to the right to obtain compensation for its damages, to terminate this Agreement upon ninety (90) days written notice to the other party (or thirty [30] days in the case of any default in payments hereunder), provided, however, that, if the defaulting party cures the said breach within said ninety (90) days period (or thirty [30] days in the case of any default in payments hereunder), this Agreement shall continue in full force and effect.

      12.2.2 In the event either party:

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            (a)   is adjudicated as bankrupt or insolvent and, such adjudication being involuntary, it is not dismissed within sixty (60) days, or

            (b) any proceeding is commenced by or against such party seeking relief under any bankruptcy or insolvency law and, such proceeding being involuntary, it remains undismissed for sixty
                  (60) days, or such party, by action or answer, approves of, consents to, or acquiesces in such proceeding or admits the material allegations of or defaults in answering the petition filed in such proceeding or

            (c) admits in writing its inability to pay its debts as they became due or

            (d)   makes an assignment for the benefit of creditors,

            then, in any such case, such party shall be deemed in default hereunder and the other party shall have the right, upon thirty (30) days prior notice to terminate this Agreement.

     12.2.3 AF shall have the right to terminate this Agreement, as to any Product referenced on Attachment A, by giving to EFCO three (3) months advance written notice in the event that, notwithstanding AF's best efforts and fulfillment of its obligations hereunder, AF determines that the development or manufacture of the Products is not economically feasible.

12.3     Effect of Termination

     12.3.1 Upon termination of this Agreement for any reason

            (a) Each party shall return to the other party all Confidential Information in its possession received from the other party, except for one single copy to be kept in its confidential legal files for the purpose of complying with its obligation of confidentiality;

            (b) Both Parties shall negotiate in good faith to determine whether a new Agreement shall be executed or whether AF shall cease marketing the Products, provided in any event AF shall be permitted to continue to market the Products for not less than two (2) years after the termination date, subject to the payment of royalties as set forth herein.

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Article 13: General Provisions

13.1  Assignment

      Neither party may assign the obligations of this Agreement to a third party without the express and prior written consent of the other Party; provided, that this Agreement may be assignable by AF, upon notice to EFCO, to a successor in interest of AF.

13.2  Entire Agreement

      This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter and supersedes all previous agreements or understandings relating to the subject matter of this Agreement, including any term sheets, heads of agreement or confidentiality agreement, whether written or oral. No modification or alteration shall be binding unless in writing and signed by both parties.

13.3  Notices

      All notices, reports, requests, or demands required or permitted under this Agreement shall be forwarded, charges prepaid, by registered airmail letter, or by telecopier confirmed by registered airmail letter, properly addressed to the respective parties as follows:

 If to EFCO:      Rick Chapman
                  c/o Enhanced Filter Company
                  2159 Palma Drive, Suite C
                  Vencura, CA 93003

 If to AF:        Allergy Free LP
                  1502 Pine Drive
                  Dickinson, TX 77539
                  Attn: President

            or to such other address as a party shall from time to time advise by this notice provision; and shall be deemed to have been received on the day following dispatch of any such telefax or on the eighth day following the posting of such letter.

13.4  Force Majeure

      If, for reason of Force Majeure, as hereinafter defined, either party fails, for a period of no more than six months, to comply with its obligations hereunder other than the payment of money, such failure shall not constitute breach of this Agreement and the time periods hereunder and the term hereof shall be extended by the period of such Force Majeure. For the purpose of this Article, Force Majeure shall mean Acts of God, acts, regulations of laws of any government, war, civil commotion, destruction of production facilities or materials, fire, earthquake or storm, labor disturbances, failure of public utilities or common carriers and any other causes beyond the reasonable control of either party. Upon expiration of said six months period, in the event such Force Majeure is continuing, the party whose performance has not been hindered by the Force Majeure shall have the right to terminate this Agreement upon sixty days' written notice to the other.

13.5  Governing Law

      This Agreement shall be governed and construed according to the laws of the State of California, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country or jurisdiction in which the particular patent application or patent concerned has been filed, granted, or registered, as the case may be.

13.6  Conciliation and Arbitration

     13.6.1 In the event that any controversy or claims shall arise under, out of, in connection with, or relating to this Agreement or the breach thereof, the party initiating such controversy or making such claim shall provide to the other party written notice containing a brief and concise statement of the initiating party's claims, together with relevant facts supporting them. During a period of sixty (60) days (during which period any applicable statute of limitations shall be tolled), or such longer period as may be mutually agreed upon in writing by the parties, following the date of said notice, the parties shall make good faith efforts to settle the dispute. Such efforts shall include, but shall not be limited to, full presentation of both parties' claims and responses, with or without the assistance of counsel, before the owner of EFCO and the Chief Executive Officer of AF or an equivalent executive if such position does not or ceases to exist in the respective companies.

     13.6.2 In the event that the parties have been unable to reach accord using the procedures in Article 13.6.1, and only if such is the case, either party may initiate arbitration proceedings. Failure to comply with the provisions of Article 13.6.1 with respect to any controversy or claim shall constitute an absolute bar to the institution of any arbitration proceedings with respect to such controversy or claim.

     13.6.3 Subject to the provisions in Article 13.6.1 and 13.6.2 any controversy or claim which may arise under, out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by final and binding arbitration in San Francisco, California in accordance with the then existing rules of the American Arbitration Association. Pursuant to California Code of Civil Procedure (CCP) Section 1283.1, the provisions of CCP section 1283.05 are expressly incorporated herein. The award shall be final and binding upon both parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

13.7  No Agency

      It is understood and agreed that neither party is, by this Agreement or anything herein contained, constituted, or appointed the agent or representative of the other party for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting to a party any right or authority to assume or to create any obligation or responsibility, express or implied, for or in behalf of or in the name of the other party or to bind the other party in any way or manner whatsoever.

13.8  Severability

      Should any part of this Agreement be held to be unenforceable or otherwise in conflict with or in violation of the law of any jurisdiction which is applicable thereto, the remainder of this Agreement shall remain binding upon the parties. The waiver by either party of any right hereunder, or of a failure to perform, or of a breach by the other party, shall not be deemed a waiver of any other right hereunder, or of any other breach or failure by said party, whether of a similar nature or otherwise.

13.9  Survival

      All indemnification and confidentiality provisions contained herein shall survive the expiration or other termination of this Agreement.

13.10 Headings

      Headings are inserted for convenience and shall not be themselves determine the interpretation of this Agreement.

13.11 Publicity

      Except as required by law, the parties agree to treat this Agreement as Confidential Information under Article XII hereof until and except as they mutually agree on publicity. All publicity regarding this Agreement shall be jointly planned and coordinated by and between the parties.

IN WITNESS THEROF, the parties herto have caused this Agreement to be duly executed in duplicate by their authorized officers as of the date first above written.

ALLERGY FREE L.P.                      ENHANCED FILTER COMPANY

/s/ [ILLEGIBLE]                        /s/ [ILLEGIBLE]
---------------------                  -----------------------

ALLERGY FREE II, INC.

/s/ [ILLEGIBLE]
---------------------

                                   APPENDIX A

      Exhibits attached to this Appendix A shall represent general, descriptive and/or specific details of specifications for those Products covered by this Agreement.

      Each Exhibit must be signed by the executing Parties (AF, EFCO, Allergy Free II, Inc.) In order to be included in this Agreement.

                                    Exhibit 1
                                 to Appendix A

      Product Description: Adjustable, electro-static, air filter.

      Materials: See specification and quote dated July 19, 1996 attached hereto.

      AF Trade Name: To be determined

      Other Information:

Approvals: /s/ [ILLEGIBLE]                     2-24-97
           --------------------------------------------------------
           EFCO                                Date

           /s/ [ILLEGIBLE]                     24 FEB 97
           --------------------------------------------------------
           AF                                  Date

           /s/ [ILLEGIBLE]                     2/24/97
           --------------------------------------------------------
           AF II, Inc.                         Date

                                   Exhibit 2
                                 to Appendix A

      Product Description: Radial pleated air filter.

      Materials: Beginning with existing technologies at 30% more media. Ending with 60% Electra stat.

      AF Trade Name: To be determined.

      Other Information: Increased filter medial area. Easy to clean and less often, lower initial pressure loss and higher efficiency. 30, 40, 50 and 60% model available now.

Approvals: /s/ [ILLEGIBLE]                     2-24-97
           --------------------------------------------------------
           EFCO                                Date

           /s/ [ILLEGIBLE]                     24 FEB 97
           --------------------------------------------------------
           AF                                  Date

           /s/ [ILLEGIBLE]                     2/24/97
           --------------------------------------------------------
           AF II, Inc.                         Date

                                   APPENDIX B

      Exhibits attached to this Appendix B shall represent claims under any Licensed Patents or patent applications covering aspects of any Products covered by this Agreement.

      Each Exhibit must be signed by the executing Parties (AF, EFCO, Allergy Free II, Inc.) In order to be included in this Agreement and must include a copy of the Patent award and the Patent Application.

[ALLERGY FREE LOGO]

                                 AMENDMENT No. 2

      THIS AMENDMENT is made as of the 1st day of August 1997, by and between Rick L. Chapman, a sole proprietorship, with its principal place of business at 2159 Palma Drive, Suite C., Ventura, California 93003 (hereinafter referred to as "EFCO"), and Allergy-Free, LP, a Texas Limited Partnership, represented by its general partner, Allergy-Free II, Inc., a company duly organized and existing under the laws of Delaware, with its principal place of business at 1502 Pine Drive, Dickinson, Texas 77539 (hereinafter referred to as "AF").

      WHEREAS, EFCO and AF entered into a License Agreement dated as of January 1, 1997, and as amended June 4, 1997, (hereinafter referred to as the "License Agreement"), and EFCO and AF desire to amend the License Agreement so that the monthly advance payments of $5.000 under Article 4 end on September 1,1997 instead of July 1, 1997 as currently provided in the License Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, EFCO and AF agree as follows:

Article 1: Definitions

Capitalized terms used in this Amendment shall have the meaning which is given to such term in the License Agreement, unless otherwise defined in this Amendment.

Article 2: Amendment

The License Agreement is hereby amended as follows:

2.1 Section 4.2 of the License Agreement, as amended, is hereby further amended by replacing "July 1,1997" with "September 1, 1997".

2.2 Section of 4.3 of the License Agreement, as amended, is hereby further amended by replacing "July 1, 1997" with "September 1, 1997".

2.3 For the avoidance of doubt, it is expressly agreed that the advance payments referred to in Section 4.4 of the License Agreement, which provides that the advance payments paid by AF to EFCO shall be creditable against future royalty payments by AF to EFCO pursuant to Article 5 of the License Agreement, shall include the advance payments paid by AF to EFCO as a result of the amendment made by this Amendment.

 1502 Pine Drive -  Dickinson. Texas 77539 - (281) 337-3764 - Fax(281) 337-5897
                               1 - 800 - ALLERGY

[ALLERGY FREE LOGO]

Article 3: General Provisions

3.1 Except as modified herein, all of the terms and conditions of the License Agreement shall remain in full force and effect.

3.2 As of the date hereof, the License Agreement, as amended by this Amendment shall be deemed a single integrated document. All references to "this Agreement," "herein," "hereunder" and words of similar nature shall be deemed to refer to the License Agreement, as amended by this Amendment, and "advance payments" and similar words shall be deemed to refer to the advance payments referred to in the License Agreement, as amended by this Amendment.

3.3 This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous agreements or understandings relating to the subject matter hereof. No modification or alteration shall be binding unless in writing and signed by both parties.

3.4 This Amendment shall be governed and construed according to the laws of the State of California.

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate by their authorized officers as of the date first above written.

EFCO:

      By: _____________________________            Date: ________________
                Rick L. Chapman

AF:   For Allergy Free II, Inc., General Partner

      By: _________________________                Date: ________________
          D. Jordan Lera, President

      By: _________________________                Date: ________________
          Charles A. Rice, CEO


 1502 Pine Drive -  Dickinson. Texas 77539 - (281) 337-3764 - Fax(281) 337-5897
                               1 - 800 - ALLERGY

                                 AMENDMENT No. 3

      THIS AMENDMENT is made as of the 31st day of October 1997, by and between Rick L. Chapman, a sole proprietorship, with its principal place of business at 2159 Palma Drive, Suite C., Ventura, California 93003 (hereinafter referred to as "EFCO"), and Allergy-Free, LP, a Delaware Limited Partnership, represented by its general partner, Allergy-Free II, Inc., a company duly organized and existing under the laws of Delaware, with its principal place of business at 1502 Pine Drive, Dickinson, Texas 77539 (hereinafter referred to as "AF").

      WHEREAS, EFCO and AF entered into a License Agreement dated as of January 1, 1997, and as susequently amended, (hereinafter referred to as the "License Agreement"), and EFCO and AF desire to amend the License Agreement so that the monthly advance payments of $5,000 under Article 4 continue beyond September
1, 1997 as currently provided in the License Agreement as amended;

      WHEREAS, EFCO and AF desire to establish the process by which the adavance payments will be offset against royalties paid to EFCO;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, EFCO and AF agree as follows:

Article 1: Definitions

Capitalized terms used in this Amendment shall have the meaning which is given to such term in the License Agreement, unless otherwise defined in this Amendment.

Article 2: Amendement

The License Agreement is hereby amended as follows:

2.1 Section 4.2 of the License Agreement, as amended, is hereby further amended by replacing "September 1, 1997" with December 31, 1997.

2.2 Section of 4.3 of the License Agreement, as amended, is hereby further amended by replacing "September 1, 1997" with December 31, 1997.

2.3 Section 5.2 of the License Agreement, as amended, is hereby further amended by adding the following sentence: "The amount of each royalty payment shall not exceed $5,000 per month until all of the advance payments have been offset in full."

ARTICLE 3: GENERAL PROVISIONS

3.1 Except as modified herein, all of the terms and conditions of the License Agreement shall remain in full force and effect.

3.2 As of the date hereof, the License Agreement, as amended by this Amendment shall be deemed a single integrated document. All references to "this Agreement," "herein," "hereunder" and words of similar nature shall be deemed to refer to the License Agreement, as amended by this Amendment, and "advance payments" and similar words shall be deemed to refer to the advance payments referred to in the License Agreement, as amended by this Amendment.

3.3 This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous agreements or understandings relating to the subject matter hereof. No modification or alteration shall be binding unless in writing and signed by both parties.

3.4 This Amendment shall be governed and construed according to the laws of the State of California.

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate by their authorized officers as of the date first above written.

EFCO:
      By: /s/ Rick L. Chapman                         Date: 31, Oct 97
          -----------------------
          Rick L. Chapman

AF: For Allergy Free II, Inc., General Partner

      By: /s/ D. Jordan Lera, President               Date: 31, Oct 97
          -----------------------------------
          D. Jordan Lera, President

      By: /s/ Charles A. Rice, CEO                    Date: 10/31/97
          -----------------------------------
          Charles A. Rice, CEO

                                 AMENDMENT No. 4
                               TO LICENSEAGREEMENT
                              DATED JANUARY 1, 1997

      THIS AMENDMENT is made as of the 18 December, 1998, by and between Rick L. Chapman, dba Enhanced Filter Company, a sole proprietorship, with its principal place of business at 2159 Palma Drive, Suite C., Ventura, California 93003 (hereinafter referred to as "EFCO"), and Allergy-free, LP, a Delaware Limited Partnership, represented by its general partner, Allergy-Free II, Inc. a company duty organized and existing under the laws of Delaware, with its principal place of business at 905 Gemini, Houston, Texas 77058 (hereinafter referred to as "AF").

A. WHEREAS, EFCO and AF entered into a License Agreement dated January 1, 1997, and as subsequently amended (hereinafter referred to as the "License Agreement"); and

B. WHEREAS, EFCO and AF desire to ensure the economic feasibiltiy of AF and to ensure a long lasting relationship between AF and EFCO; and

C. WHEREAS, EFCO and AF desire to amend the License Agreement as set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, EFCO and AF agree as follows :

1. Capitalized terms used in this Amendment shall have the meaning which is given to such term in the License Agreement, unless otherwise defined in this Amendment.

2. For the year starting January 1, 1999 and ending December 31, 1999, the royalties payable to EFCO by AF pursuant to Article 5 of the License Agreement (only as to the Product referred to in Exhibit 2 to Appendix A of the License Agreement, which is the only Product as to which AF shall have an exclusive license pursuant to the modifications to the License Agreement as set forth herein) shall be modified and payable as follows:

      a. January 1, 1999 through June 1, 1999: AF will pay to EFCO the sum of eight thousand dollars ($8.000.00) per month, which amount is due and payable on the first of each month beginning on January 1, 1999.

      b. July 1, 1999 and thereafter: Royalties of 1.625% on total gross sales of said product, which royalties are due and payable as set forth in the License Agreement.

Payment of royalties as set forth herein will be reviewed on a good faith basis by AF and EFCO before January 1,2000 to determine whether the payment of royalties could revert to the amounts set forth in the License Agreement.

3. As of January 1, 1999, all Products other than the product referred to in
Exhibit 2 to Appendix A of the License Agreement will be released back to Chapman, and AF shall no longer have any rights thereto whatsoever, exclusive or non exclusive (the "Released Products"), except that AF must continue to pay royalties to EFCO for sales of said released products after that time as set forth in the License Agreement. AF agrees to return all Know How or other information, materials and product regarding or relating to the Released Products to EFCO forthwith.

4. The first right of refusal on all new Product developments are hereby released back to Chapman. By this release, the parties hereto intend to and hereby revoke Articles 6 and 7 of the License Agreement. Notwithstanding the above, AF and EFCO agree to provide the other with all Know How regarding improvements to the product referred to in Exhibit 2 to Appendix A on a non-exclusive basis.

DATED: 12-16-98

                                /s/ Rick L. Chapman
                                ------------------------------------
                                Rick L. Chapman, dba Enhanced
                                  Filter Company

                                 Allergy Free LP

DATED: 2/3/99
                                By: /s/ [ILLEGIBLE]
                                    --------------------------------

                                 Allergy Free II, Inc.

                                By: /s/ [ILLEGIBLE]
                                    --------------------------------
DATED: 7/3/99